UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 25, 2012

CHENIERE ENERGY PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-33366	20-5913059
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 Milam Street Suite 800 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (713) 375-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01    Entry into a Material Definitive Agreement.
On February 27, 2012, Cheniere Energy Partners, L.P. (“Cheniere Partners”) issued a press release announcing that on February 25, 2012 it entered into an arrangement with Blackstone Capital Partners VI L.P. and Blackstone Energy Partners L.P. (collectively, “Blackstone”) to finalize due diligence and definitive agreements with respect to Blackstone's potential purchase of Senior Subordinated Paid-in-Kind Units of Cheniere Partners for $2 billion. Cheniere Partners has agreed that if it does not enter into such definitive agreements, then in certain specified circumstances it will pay Blackstone $50 million in cash (the “Break-Up Fee”) if within the next 12 months Cheniere Partners, Cheniere Energy, Inc. (“Cheniere”) or any of their respective subsidiaries enters into definitive documentation for the sale of equity securities to finance Cheniere Partners' project to add liquefaction capabilities at the Sabine Pass LNG terminal (the “Agreement”). If at the end of a three-week exclusivity period Blackstone decides not to or is unwilling to enter into definitive agreements to pursue a transaction on terms materially consistent with those set forth in a non-binding term sheet, dated as of February 25, 2012, between Cheniere, Cheniere Partners and Blackstone, Cheniere Partners will be fully released from its obligation to pay Blackstone the Break-Up Fee. The descriptions of material terms of the Agreement set forth above are not complete, are subject to further provisions (including exceptions, qualifications and alternatives), and are qualified in their entirety by reference to the full text thereof.

ITEM 8.01	OTHER EVENTS.
A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference. Information included on Cheniere Partners' website is not incorporated herein by reference.
Item 9.01    Financial Statements and Exhibits.
d) Exhibits
Exhibit
Number        Description

99.1*	Press Release, dated February 27, 2012.

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHENIERE ENERGY PARTNERS, L.P.
	By:	CHENIERE ENERGY PARTNERS GP, LLC, its general partner

Date: February 27, 2012	By:	/s/ MEG A. GENTLE
		Name:	Meg A. Gentle
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number        Description

99.1*	Press Release, dated February 27, 2012.

* Filed herewith.